Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Value Builder Fund on Form N-1A (“Registration Statement”) of our report dated May 24, 2007 relating to the financial statements and financial highlights which appears in the March 31, 2007 Annual Report to Shareholders of DWS Value Builder Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm and Reports to Shareholders” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 26, 2007